SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549



                              FORM 8-K



                           CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) NOVEMBER 12, 1996



                      ATLANTIS PLASTICS, INC.
        (Exact Name of Registrant as Specified in Charter)



        Florida             1-9487                06-1088270
   (State or Other        (Commission            (IRS Employer
   Jurisdiction of        File Number)           Identification
    Incorporation                                      No.)



        1870 THE EXCHANGE, SUITE 200, ATLANTA, GEORGIA  30339
       (Address of Principal Executive Offices)      (Zip Code)



Registrant's telephone number, including area code  (800) 497-7659



                          NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)














Item 2.  Acquisition or Disposition of Assets

     On November 12, 1996, the Registrant completed the sale of all of the capital stock of its wholly-owned subsidiary, Plastic Containers, Inc., an Alabama corporation ("PCI"), to Reid Plastics, Inc., a California corporation ("Reid"). The following summary of the transaction is qualified in its entirety by the more detailed information contained in the copy of the Stock Purchase Agreement attached as Exhibit 2.1 to this Report. As used in this Report, the term the "Registrant" refers to Atlantis Plastics, Inc. and its subsidiaries.

     PCI is a manufacturer of blow molded plastic containers. PCI's assets include primarily its manufacturing facility in Demopolis, Alabama, the real estate on which the facility is located, and the associated accounts receivable, inventory, and property, plant and equipment.

     In consideration for the capital stock of PCI, the Registrant received approximately $7.0 million in cash, after taxes and expenses. The Registrant anticipates that it will use the proceeds of the sale to reduce amounts outstanding under the Registrant's revolving line of credit and for other corporate purposes. The amount of consideration paid by Reid to the Registrant for the capital stock of PCI was determined through arms' length negotiations between representatives of the Registrant and Reid.


Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits

         (a)     Financial Statements of Business Acquired.

                 Not Applicable.

         (b)     Pro Forma Financial Information.

                  It is currently impracticable to provide the pro forma financial information required pursuant to
                  Article 11 of Regulation S-X prior to the due date of this Report. This Report will be amended within 60 days of the date this Report is filed to include such pro forma financial information.

               (c)     Exhibits.

                       Exhibit No.         Description

                         2.1          Stock Purchase Agreement
                                      dated as of October 18, 1996
                                      among Reid Plastics, Inc.,
                                      Atlantis Molded Plastics,
                                      Inc. and Plastic Containers,
                                      Inc.


                            SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ATLANTIS PLASTICS, INC.


November 27, 1996

                                      By:  /S/ PAUL RUDOVSKY
                                               Paul Rudovsky
                                        Executive Vice President,
                                        Finance and Administration
                                        and Chief Financial Officer





































                 INDEX TO ATTACHMENTS AND EXHIBIT



Exhibit No.                        Description

2.1 Stock Purchase Agreement dated as of October 18, 1996 among Reid Plastics, Inc., Atlantis Molded Plastics,
            Inc. and Plastic Containers, Inc.












































                         Exhibit No. 2.1






































































                       STOCK PURCHASE AGREEMENT

                          FOR THE DISPOSITION

                                  OF

                       PLASTIC CONTAINERS, INC.

                     Dated as of October 18, 1996





























                         TABLE OF CONTENTS

                                                               Page


ARTICLE I.         Definitions
        A.         Defined Terms . . . . . . . . . . . . . . .  1
        B.         Other Definitional and Interpretive
                   Provisions. . . . . . . . . . . . . . . . .  7

ARTICLE II.        Certain Closing Transactions; Purchase
                   Price; Closing
        A.         Sale and Purchase of Capital Stock  . . . .  7
        B.         Purchase Price. . . . . . . . . . . . . . .  7
        C.         Payment of Purchase Price; Payment of
                   Funded Indebtedness . . . . . . . . . . . .  9
        D.         Closing . . . . . . . . . . . . . . . . . . 10
        E.         Taxes on Transfer . . . . . . . . . . . . . 10

ARTICLE III.       Representations and Warranties of the Purchaser
        A.         Organization and Standing . . . . . . . . . 10
        B.         Authority, Enforceability, No
                   Violation, Etc. . . . . . . . . . . . . . . 11
        C.         Consents and Approvals. . . . . . . . . . . 11
        D.         Litigation  . . . . . . . . . . . . . . . . 11
        E.         Brokers . . . . . . . . . . . . . . . . . . 11
        F.         Investment. . . . . . . . . . . . . . . . . 11

ARTICLE IV.        Representations and Warranties of the
                   Company and the Seller With Respect to the
                   Company
        A.         Organization and Standing . . . . . . . . . 12
        B.         Authority to do Business. . . . . . . . . . 12
        C.         Charter and Bylaws; Corporate Records . . . 12
        D.         No Subsidiaries.  . . . . . . . . . . . . . 12
        E.         Capitalization .  . . . . . . . . . . . . . 12
        F.         Rights; Warrants or Options; Dividends. . . 12
        G.         Financial Statements  . . . . . . . . . . . 13
        H.         Undisclosed Liabilities . . . . . . . . . . 13
        I.         Tangible Personal Property. . . . . . . . . 13
        J.         Real Property. . . . . . . . . . . . .. . . 14
        K.         Insurance . . . . . . . . . . . . . . . . . 14
        L.         Labor Relations. . . . . . . . . . . . . .  14
        M.         Permits; Compliance With Law. . . . . . . . 14
        N.         Litigation . . . . . . . . . . . . . . . .  15
        O.         List of Accounts. . . . . . . . . . . . . . 15
        P.         List of Personnel . . . . . . . . . . . . . 15
        Q.         Employee Benefit Plans; ERISA . . . . . . . 15
        R.         Tax Matters . . . . . . . . . . . . . . . . 17
        S.         Environmental Matters . . . . . . . . . . . 18
        T.         Intellectual Property . . . . . . . . . . . 19
        U.         Material Contracts  . . . . . . . . . . . . 19
        V.         Transactions With Affiliates. . . . . . . . 19
        W.         Powers of Attorney  . . . . . . . . . . . . 20
        X.         Inventory. . . .  . . . . . . . . . . . . . 20
        Y.         Accounts Receivable.  . . . . . . . . . . . 20
        Z.         Customers and Suppliers . . . . . . . . . . 20
        AA.        Product Warranty . . .  . . . . . . . . . . 20
        AB.        Product Liability. .. . . . . . . . . . . . 20
        AC.        Actions Since June 30, 1996 . . . . . . . . 20

ARTICLE V. Representations and Warranties of the Seller Regarding Shares and Other Matters
        A.         Organization and Standing . . . . . . . . . 21
        B.         Ownership of Shares.  . . . . . . . . . . . 21
        C.         Authority, Enforceability, No
                   Violation, Etc  . . . . . . . . . . . . . . 21
        D.         Consents and Approvals  . . . . . . . . . . 22
        E.         Litigation. . . . . . . . . . . . . . . . . 22
        F.         Brokers . . . . . . . . . . . . . . . . . . 22

ARTICLE VI.        Pre-Closing Covenants
        A.         Access to Information . . . . . . . . . . . 22
        B.         Conduct of Business.  . . . . . . . . . . . 23
        C.         Pre-Closing Activities. . . . . . . . . . . 23
        D.         Efforts to Consummate . . . . . . . . . . . 24
        E.         No Shop. . . . . . . . .. . . . . . . . . . 25
        F.         Notice of Developments. . . . . . . . . . . 25
        G.         Environmental Testing . . . . . . . . . . . 25

ARTICLE VII.       Conditions to Closing
        A.         Conditions to Purchaser's Obligations. . . 25
        B.         Conditions to Seller's Obligations . . . . 27

ARTICLE VIII.      Additional Agreements
        A.         Further Assurances . . . . . . . . . . . . 28
        B.         Publicity. . . . . . . . . . . . . . . . . 28
        C.         Certain Tax Matters. . . . . . . . . . . . 28
        D.         [Intentionally Deleted]  . . . . . . . . . 29
        E.         Litigation Support . . . . . . . . . . . . 30
        F.         Non-Competition. . . . . . . . . . . . . . 30
        G.         Non-Disclosure . . . . . . . . . . . . . . 30
        H.         Non-Solicitation of Employees,
                   Customers and Sales Agents . . . . . . . . 31
        I.         Termination of Certain Arrangements. . . . 31

ARTICLE IX.        Survival; Indemnification
        A.         Survival of Representations and
                   Warranties . . . . . . . . . . . . . . . . 31
        B.         Indemnification  . . . . . . . . . . . . . 32
        C.         Limitation of Recourse . . . . . . . . . . 34
        D.         Releases. . . . . . . . . . . . .  . . . . 34

ARTICLE X.         Modification, Waivers and Termination
        A.         Modification . . . . . . . . . . . . . . . 34
        B.         Waivers  . . . . . . . . . . . . . . . . . 34
        C.         Termination. . . . . . . . . . . . . . . . 34
        D.         Effect of Termination. . . . . . . . . . . 35

ARTICLE XI.        Miscellaneous
        A.         Notices . . . . . . .  . . . . . . . . . . 35
        B.         Entire Agreement . . . . . . . . . . . . . 35
        C.         Benefits; Binding Effect; Assignment . . . 36
        D.         Waiver . . . . . . . . . . . . . . . . . . 36
        E.         No Third Party Beneficiary . . . . . . . . 36
        F.         Severability . . . . . . . . . . . . . . . 36
        G.         Expenses.  . . . . . . . . . . . . . . . . 36
        H.         Section Headings . . . . . . . . . . . . . 36
        I.         Counterparts . . . . . . . . . . . . . . . 36
        J.         Litigation; Prevailing Party . . . . . . . 37
        K.         Remedies Cumulative. . . . . . . . . . . . 37
        L.         Governing Law; Waiver of Jury Trial;
                   Jurisdiction . . . . . . . . . . . . . . . 37
        M.         Equitable Remedies . . . . . . . . . . . . 37
        N.         Construction . . . . . . . . . . . . . . . 38



                                       EXHIBITS AND SCHEDULES

Exhibit A   -   Opinion of Seller's Counsel . . . . . . . . . .A-1
Exhibit B   -   Deposit Escrow Agreement. . . . . . . . . . . .B-1
Exhibit C   -   Indemnity Escrow. . . . . . . . . . . . . . . .C-1


SCHEDULE 4.6            -   Rights; Warrants or Options; Dividends
SCHEDULE 4.7            -   Financial Statements
SCHEDULE 4.8            -   Undisclosed Liabilities
SCHEDULE 4.9            -   Title to Personal Property
SCHEDULE 4.10           -   Real Property
SCHEDULE 4.11           -   Insurance
SCHEDULE 4.12           -   Labor Relations
SCHEDULE 4.13           -   Permits; Compliance With Law
SCHEDULE 4.14           -   Litigation
SCHEDULE 4.15           -   List of Accounts
SCHEDULE 4.16           -   List of Personnel
SCHEDULE 4.17           -   Employee Benefit Plans; ERISA
SCHEDULE 4.18           -   Tax Matters
SCHEDULE 4.19           -   Environmental Matters
SCHEDULE 4.20           -   Intellectual Property
SCHEDULE 4.21           -   Material Contracts
SCHEDULE 4.22           -   Transactions With Affiliates
SCHEDULE 4.23           -   Powers of Attorney
SCHEDULE 4.26           -   Customers and Suppliers
SCHEDULE 4.29           -   Actions Since June 30, 1996












                      STOCK PURCHASE AGREEMENT


          This Agreement is made and entered into as of October
18, 1996, by and among Reid Plastics, Inc., a California corporation (the "Purchaser"), Atlantis Molded Plastics, Inc., a
Florida corporation (the "Seller"), and Plastic Containers, Inc., an Alabama corporation (the "Company").


                        Preliminary Statements:

        a) The Company is a manufacturer of blow-molded plastic containers used for the packaging of dairy, water, juice and industrial products, with its principal place of business in Demopolis, Alabama.

        b) All of the issued and outstanding shares of capital stock of the Company are owned by the Seller.

        c) The Purchaser desires to purchase and the Seller desires to sell all of the outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.

                    Agreement:

        In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:


                     ARTICLE I

                    DEFINITIONS

       A. Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

          "Accounts Receivable" means all accounts, instruments, drafts, acceptances and other forms of receivables relating to the Company's business, and all rights earned under the Company's contracts to sell goods or render services.

          "Adverse Consequences" means all damages (including punitive, consequential and treble damages), costs, liabilities, penalties, obligations, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses), including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

          "Affiliate" with respect to any Person means any Person (a "Controlling Person") which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code.

          "Agreement" means this Stock Purchase Agreement together with all exhibits and schedules contemplated hereby.

          "Authority" means any federal, state, local or foreign governmental, regulatory or administrative agency, commission, bureau, authority, court or arbitration tribunal, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any law.

          "CERCLA" is defined in Section IV.S.4 of this Agreement.

          "Charter" and "bylaws", respectively mean, with respect to any corporation, those instruments that, among other things,
(i) define its existence, as filed or recorded with the applicable Authority, including, without limitation, such corporation's Articles or Certificate of Incorporation, Organization or Association, and (ii) otherwise govern its internal affairs, in each case as amended, supplemented, or restated

          "Closing" is defined in Section 2.4 of this Agreement.

          "Closing Date" is defined in Section 2.4 of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Common Stock" means the Common Stock of the Company, par value $1.00 per share.

          "Company" is defined in the Preliminary Statements to this Agreement.

            "Company Financial Statements"  is defined in Section
4.7.1 this Agreement.

            "Company Interim Financial Statements"  is defined in
Section 4.7.1 this Agreement.

            "Company 1995 Financial Statements"  is defined in
Section 4.7.1 this Agreement.

            "Confidential Information" means any data or other information pertaining to the financial condition, results of operations, business or products of the Company, including, without limitation, customer lists, policies, techniques and know-how, and other facts relating to sales, advertising, promotions, financial matters, customers and prospective customers, suppliers and agents; provided, however, that Confidential Information does not include information that is or becomes generally available to the public other than as a result of a wrongful disclosure by the Seller or any of its Affiliates or their respective employees, agents or representatives.

            "Controlled Group of Corporations" has the meaning set forth in Section 1563 of the Code.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any other material employment, retirement, stock, unemployment, vacation, bonus or other benefit plan or arrangement, whether written or oral.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          "Environmental Claim" means any written notice or claim by any Person or any Authority alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or leased by the Company, or (b) any violation, or alleged violation, of any Environmental Health and Safety Law.

          "Environmental Health and Safety Law" means all Laws of federal, state, local and foreign Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Air Act, the Clean Water Act, as amended, any so-called "Superfund" law, any so-called "Right To Know" law, and any other similar federal, state or local Law.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the regulations promulgated thereunder.

          "Financial Statements" is defined in Section 4.7 of this Agreement.

          "Funded Indebtedness" means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course) of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, and interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness,
(iv) capitalized lease obligations of the Company, and (v) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Funded Indebtedness.

          "GAAP" means United States generally accepted accounting principles consistently applied with the Company's past practices.

          "Income Tax" means any federal, state, local or foreign
Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

          "Indemnified Party" is defined in Section 9.2.4 of this Agreement.

          "Indemnifying Party" is defined in Section 9.2.4 of this Agreement.

          "Intellectual Property" is defined in Section 4.20 of this Agreement.

          "Intellectual Property Licenses" is defined in Section
4.20 of this Agreement.

          "IRS" means the Internal Revenue Service.

          "Inventory" means all of the Company's inventories, including without limitation, raw materials, work in progress, finished goods, spare parts, supplies, packaging goods and other like items.

          "Knowledge", (a) when applied to the Seller means the actual knowledge of Anthony F. Bova, Paul Rudovsky, Peter Kacer, Bob Coleman, Robert Stone or Joe Bradley after reasonable investigation with respect to the subject matter of the relevant representation, and (b) when applied to the Purchaser means the actual knowledge of the executive officers of the Purchaser after reasonable investigation with respect to the subject matter of the relevant representation.

          "Law" means any law, statute, rule or regulation, and any judgment or order of any Authority.

          "Lien" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

          "Listed Intellectual Property" is defined in Section
4.20 of this Agreement.

          "Material Adverse Effect" means any circumstances, developments or matters whose effect on the Company's business, assets, properties, results of operations or financial condition is or would reasonably expected to be materially adverse.

          "Material Contract" means any contract or agreement whether written or oral (including any and all amendments thereto) to which the Company is a party, or by which the Company or any of its assets is bound, and which (a) relates to Funded Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company, (b) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the ordinary course of the Company's business and which is expected to be fully performed within 90 days of the date hereof or which involves revenues or expenditures of less than $25,000), (c) is a collective bargaining agreement, (d) obligates the Company not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company from carrying on any lawful business or which restricts the right of the Company to use or disclose any information in its possession (excluding customary restrictive covenants contained in agreements identified pursuant to clause (a) above), (e) relates to (i) employment, compensation, severance, or consulting between the Company and any of its officers or directors, or (ii) other employees or consultants who are entitled to compensation thereunder in excess of $25,000 per annum, including any collective bargaining agreement, (f) is a lease or sublease of real property (or otherwise grants to any party the right to use, occupy or purchase any of the Company's property), or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $25,000 individually or $50,000 in the aggregate for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee), (g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $25,000, (h) is a contract granting any Person a Lien on any of the assets of the Company, in whole or in part (other than Permitted Liens), (i) is a contract by which the Company retains any manufacturer's representatives, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company is appointed or authorized as a sales agent, distributor or representative, (j) is a contract under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment (other than software licenses for purchased software), (k) is a joint venture or partnership contract or a limited liability company operating agreement, (l) is (i) an agreement for the storage, transportation, treatment and disposal of any materials subject to regulation under any Environmental Health and Safety Laws, or (ii) a contract for storage, transportation or similar services with carriers or warehousemen (excluding any such contract entered into in the ordinary course and involving aggregate annual expenditures not exceeding $50,000), (m) is an agreement or arrangement with the Seller or any Affiliate of the Seller, (n) other than the insurance policies and binders set forth on Schedule 4.11, is otherwise material to the assets, business, operations or financial condition of the Company, or
(o) is otherwise not in the ordinary course of the Company's business and involves or could reasonably be expected to involve over $10,000 of payments, excluding contracts or agreements terminable without penalty on 30 days' or less notice.

          "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

          "Most Recent Balance Sheet" is defined in Section
4.7.1 this Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

          "Opinion of Seller's Counsel" means the opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to the Seller, dated as of the Closing Date, addressed to the Purchaser, in form and substance substantially as set forth in Exhibit A hereto.

          "Other Taxes" means all Taxes other than Income Taxes.

          "Permits" means all material licenses, franchises, permits, orders, approvals, registrations, authorizations, qualification filings with all Authorities required in connection with the operation of the business of the Company and the ownership of the company's assets.

          "Permitted Liens" means (a) Encumbrances set forth on Schedules 4.9 or 4.10, (b) Liens for taxes that are either
(i) not yet due and payable, or (ii) are fully reserved and are being contested in good faith by appropriate proceedings,
(c) with respect to real property, easements, covenants, conditions and restrictions of record, (d) with respect to real property, any zoning or other governmentally established restrictions or encumbrances, (e) workers or unemployment compensation Liens arising in the ordinary course of business,
(f) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (g) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, none of which impairs in any material respect the use or operation of the property as it is presently being used or operated, and (h) other immaterial imperfections of title, easements, covenants, conditions, restrictions or Encumbrances.

          "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or govern-ment, or any agency or political subdivision of any government.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Pre-Closing Tax Period" means any tax period
(including partial periods) that ends on or prior to the Closing
Date.

          "Purchase Price" is defined in Section 2.2 of this Agreement.

          "Purchaser" is defined in the preamble of this Agreement.

          "Real Property" is defined in Section 4.10.1 of this Agreement.

          "Restriction Period" is defined in Section 8.6 of this Agreement.

          "Return" means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of the Company, including any schedule or attachment thereto.

          "Seller(s)" is defined in the preamble of this Agreement.

          "Shares" means all of the shares of Common Stock shown opposite the Seller's name on Exhibit A hereto.

          "Specified Parent Debt" means the Funded Indebtedness arising under (i) that certain Credit Agreement, dated as of February 22, 1993, between Atlantis Plastics, Inc. and Heller Financial, Inc., as amended (the "Heller Agreement"), and
(ii) that certain Indenture, dated as of February 22, 1993 (the "Indenture"), between Atlantis Plastics, Inc. and American Stock Transfer & Trust Company, as trustee, true and correct copies of which have been heretofore delivered to Purchaser.

          "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto.

          "Third Party Claim" is defined in Section IX.B.4 of this Agreement.

          "Working Capital" means the excess, if any, of (a) the Company's total current assets, over (b) the Company's total current liabilities, in each case computed in accordance with GAAP and after giving effect to the Company's (and/or the Seller's) retirement of the Company's Funded Indebtedness, provided that such determination will reflect all reserves, accruals and adjustments required by GAAP to be and/or customarily reflected in year-end financial statements.

        B. Other Definitional and Interpretive Provisions. The words "hereof", "herein", "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                           ARTICLE II

       CERTAIN CLOSING TRANSACTIONS; PURCHASE PRICE; CLOSING

        A. Sale and Purchase of Capital Stock. On the Closing Date, and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept delivery of all of the Seller's Shares, for a purchase price determined as provided in Section II.B hereof.

     B.     Purchase Price.

     1.   a.   The aggregate purchase price (the
"Purchase Price") to be paid by the Purchaser to the Seller for the Shares and the covenants set forth in Sections 8.6, 8.7 and
8.8 hereof shall be an amount equal to the sum of (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), plus (B) the excess, if any, of the Company's Working Capital as of the Closing Date over $1,654,000, minus (C) the excess, if any, of $1,654,000 over the Company's Working Capital as of the Closing Date, minus (D) the amount of any of the Company's Funded Indebtedness outstanding as of the Closing Date (other than the Specified Parent Debt) and not otherwise to be satisfied with Purchase Price proceeds, plus (E) if and only if the Closing Date is subsequent to November 14, 1996, the additional sum of Three Hundred Thousand Dollars ($300,000).

          b.   Not later than three (3) business days
prior to the Closing Date, Seller will prepare and deliver to Purchaser a reasonably detailed calculation of the "Estimated Purchase Price" (as hereinafter defined). For purposes hereof, "Estimated Purchase Price" shall mean Seller's reasonable and good faith determination of the Purchase Price, calculated in accordance with Section II.B.1.a hereof, but assuming that the Closing Date is October 31, 1996 (except that the additional amount contemplated by clause (E) of Section II.B.1.a hereof shall be included if the Closing Date is reasonably expected to be subsequent to November 14, 1996). Seller will afford to Purchaser the reasonable opportunity to review, discuss and make objections to the Seller's calculation of the Estimated Purchase Price in advance of Seller's final determination thereof (it being agreed that Seller shall have no obligation to make any modification requested by Purchaser).

       2.     a.     As soon as practical (and in no event
later than 90 days after the Closing Date), Seller shall cause to be prepared and delivered to Purchaser (i) a balance sheet for the Company dated as of the Closing Date (the "Closing Date Balance Sheet"), (ii) a calculation of the Company's Working Capital as of the Closing Date, together with a calculation of any amount required to be added or subtracted pursuant to clause
(B), (C) or (D) of Section II.B.1.a hereof (the "Purchase Price Adjustment"), and (iii) a customary audit report of Coopers & Lybrand, who shall be engaged jointly by Purchaser and Seller, with respect to the Closing Date Balance Sheet. The Company will conduct a physical count of inventory as of the Closing, at which representatives of Seller, Purchaser and Coopers & Lybrand may be present. The results of such physical inventory will be used in connection with the preparation of the Closing Date Balance Sheet. The Company will provide reasonable cooperation to Seller in connection with the preparation of the Closing Date Balance Sheet, including furnishing of personnel at no cost to Seller. The expenses of Coopers & Lybrand in connection with auditing the Closing Date Balance Sheet shall be shared equally by Seller and Purchaser.

            b.        The following clauses (i) and (ii) set
forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price
Adjustment:

                        (1)   Within sixty (60) days after delivery
to the Purchaser of Seller's calculation of the Purchase Price Adjustment, Purchaser may deliver to Seller a written report (a "Purchaser Report") prepared by the Purchaser advising Seller either that the Purchaser (A) agrees with the Seller's calculations of the Purchase Price Adjustment, or (B) deems that one or more adjustments are required. If Seller shall concur with the adjustments proposed by the Purchaser, or if Seller shall not object thereto in a writing delivered to the Purchaser within sixty (60) days after Seller's receipt of a Purchaser Report, the calculations of the Purchase Price Adjustment set forth in such Purchaser Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Purchaser does not submit a Purchaser Report within the 60-day period provided herein, then the Purchase Price Adjustment as calculated by Seller shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                      (2)   In the event that the Purchaser
submits a Purchaser Report and Seller and the Purchaser are unable to resolve the disagreements set forth in such report within sixty (60) days after the date of the Purchaser Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants experienced in auditing manufacturing companies and selected by mutual agreement of the Purchaser and Seller (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Purchaser if
(A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment proposed in the Purchaser Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment as calculated by Seller and set forth in the initial notice delivery pursuant to Section 2.2(a) hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Seller.

             c. Promptly after the final determination of the Purchase Price Adjustment, the difference between the Purchase Price and the Estimated Purchase Price shall be (i) paid by Seller to Purchaser (if the Purchase Price is less than the Estimated Purchase Price), or (ii) paid by Purchaser to Seller (if the Purchase Price is more than the Estimated Purchase Price), as applicable; provided, however, that nothing herein shall require Purchaser to pay to Seller the component of the Purchase Price included in the "Indemnity Escrow Deposit" contemplated by Section II.C.1(b) hereof.

        C.     Payment of Purchase Price; Payment of Funded
               Indebtedness

               1.     a.     Contemporaneously herewith, each of
Purchaser, Seller and Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (the "Escrow Agent") are executing the Deposit Escrow Agreement attached hereto as Exhibit B (the "Deposit Escrow Agreement"), pursuant to which the Purchaser is contemporaneously delivering to the Escrow Agent the sum of Three Hundred Thousand Dollars ($300,000) (together with any earnings thereon, the "Deposit"). The Deposit shall be disbursed as follows:

                    (1)   At Closing, Purchaser and Seller shall
jointly instruct the Escrow Agent to deliver the Deposit to Seller in partial payment of the Estimated Purchase Price.

                    (2)   The Escrow Agent shall deliver the
Deposit to the Seller on December 2, 1996 if the Closing has not occurred prior to such date for any reason whatsoever other than a "Specified Seller Default" (as hereinafter defined).

                    (3)   Purchaser shall be entitled to receive
the Deposit if and only if the conditions to Purchaser's Closing obligations set forth in Section 7.1 hereof shall have been satisfied on or prior to November 14, 1996, assuming Purchaser's reasonable good faith cooperation (a "Specified Seller Default").

               b.    On the Closing Date the Purchaser shall
(1) pay to the Seller by wire transfer of immediately available funds, to an account or accounts designated in writing by the Seller at least two business days prior to the Closing Date, an amount equal to the remainder of (x) the Estimated Purchase Price less (y) the amount of the Deposit delivered to Seller by the Escrow Agent pursuant to the Deposit Escrow Agreement, less
(z) $250,000, and (2) deliver to the Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnity Escrow Deposit") in immediately available funds, which amount shall be held by the Escrow Agent pursuant to the terms and conditions of the Indemnity Escrow Agreement attached hereto as Exhibit C (the "Indemnity Escrow Agreement"). The Seller may, by written notice, direct the Purchaser to deliver a portion of the Purchase Price to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement.

              2. On the Closing Date, the Seller and/or the Company (as determined by the Seller) shall deliver to the holders of Funded Indebtedness (other than the Specified Parent
Debt) an amount sufficient to repay all such Funded Indebtedness outstanding immediately prior to the Closing, with the result that immediately following the Closing there will be no further monetary obligations of the Company with respect to any Funded Indebtedness outstanding immediately prior to the Closing. On or prior to the Closing Date, the Seller will provide the Purchaser with customary pay-off letters from all holders of Funded Indebtedness (other than indebtedness under the Specified Parent
Debt) outstanding immediately prior to the Closing, and make arrangements reasonably satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form mortgage and lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by the Purchaser simultaneously with or promptly following the Closing. Seller shall apply the Purchase Price proceeds as required under the Indenture and take all other action necessary to ensure that neither the Company nor the Purchaser will, subsequent to Closing, have any liability or obligation in connection with the Indenture or with respect to any other Specified Parent Debt.

        D. Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 7 hereof, the closing of the transactions contemplated by this Agreement (the
"Closing") shall take place at the offices of Mayer, Brown & Platt, 350 South Grand Avenue, 25th Floor, Los Angeles,
California 90071-1503 at 10:00 a.m. (local time) on November 14, 1996 or, if the conditions set forth in Article 7 have not been satisfied or waived on such date, on such other date as may be mutually agreed upon by the parties, which date shall be no later than the fifth day after all of the conditions set forth in
Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. At the Closing, in consideration of the Purchaser's delivery of the Purchase Price pursuant to Section 2.3 hereof, the Seller shall deliver to the Company a certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to all of the Shares, free and clear of all Liens.

      E. Taxes on Transfer. The Purchaser shall pay all state and/or federal transfer taxes and governmental charges (excluding income Taxes) attributable to the physical transfer of the Shares to the Purchaser pursuant to this Agreement. Notwithstanding anything in this Section II.E to the contrary, any Tax assessed against the value of real property owned by the Company for a taxable period that includes the Closing Date shall be paid by Seller to the Company after Closing, for payment by the Company to the applicable taxing authority, to the extent of the amount determined by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in such taxable period up to and including the Closing Date, and the denominator of which is the total number of days in such taxable period; provided, however, that any amount otherwise payable pursuant to this sentence shall be reduced to the extent of any reserve established for real property taxes that is reflected in the Closing Date Balance Sheet and calculation of Working Capital.


                             ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller as follows:

        A. Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Purchaser has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Copies of the Charter and bylaws of the Purchaser and all amendments thereto as in effect on the date hereof have been delivered to the Seller and are complete and correct as of the date hereof.

        B. Authority, Enforceability, No Violation, Etc. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and documents to be executed and delivered by it in connection with the Closing (each a "Document" and, collectively, the "Documents") to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by each such Document. The execution, delivery and performance by the Purchaser of each Document to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. Each Document to which the Purchaser is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Purchaser, enforceable against it in accordance with the terms thereof. Neither the execution, delivery or performance by the Purchaser of any Document to which it is a party, nor the consummation by the Purchaser of the transactions contemplated thereby, nor compliance by the Purchaser with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Purchaser's Charter or bylaws,
(ii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Authority, in each case applicable to the Purchaser or its assets or properties, or
(iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected except in each case for conflicts, violations and breaches that would not have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement.

       C. Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any Authority or any other
Person is necessary for the consummation by the Purchaser of the transactions contemplated by the Documents, except where the absence of such filing, permit, authorization, consent or approval would not have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement.

       D. Litigation. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Purchaser, threatened against or involving the Purchaser or any of its assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Purchaser or any of its assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

      E. Brokers. The Purchaser has not employed any broker or finder and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses payable by the Purchaser in connection with the transactions contemplated by this Agreement.

     F. Investment. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction. The Purchaser is acquiring the Shares solely for the Purchaser's own account and not with a view to, or for resale in connection with, any distribution prohibited by the Securities Act of 1933, as amended, or the securities laws of any applicable state or other jurisdiction. The Purchaser agrees not to resell or offer to resell the Shares except in compliance with the Securities Act of 1933, as amended, and other applicable securities laws.


                             ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               AND THE SELLER WITH RESPECT TO THE COMPANY

        In order to induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, each of the Company and the Seller represents and warrants to the Purchaser as follows.

      A. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

      B. Authority to do Business. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner where now conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

      C. Charter and Bylaws; Corporate Records. Copies of the Charter and bylaws of the Company and all amendments thereto as in effect on the date hereof have been delivered to the Purchaser and are complete and correct as of the date hereof. The corporate minutes and stock records of the Company have been made available to the Purchaser and are complete and correct as of the date hereof.

      D. No Subsidiaries. The Company has no direct or indirect equity interest by stock ownership or otherwise in any other corporation, partnership, joint venture, firm, association or business enterprise.

      E. Capitalization. The Company's authorized capital stock consists solely of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held of record by the Seller, and (z) were not issued in violation of the preemptive rights of any person or any agreement or Law by which the Company at the time of issuance was bound. No shares of Common Stock are held by the Company in its treasury.

      F.   Rights; Warrants or Options; Dividends.   Except as set
forth on Schedule 4.6 hereto, (i) there are no outstanding subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of the Company, (ii) there is no outstanding contract or other agreement of the Seller, the Company or any other person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company, (c) there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company, and
(d) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company.

      G. Financial Statements. Attached as Schedule IV.G are true and correct copies of the Company's unaudited balance sheet at June 30, 1996 (the "Most Recent Balance Sheet") and the related statements of income and cash flow for the six months ended June 30, 1996 (the "Company Interim Financial Statements", as well as the Company's unaudited balance sheet and statements of income and cash flow as of and for the year ended December 31, 1995 (the "Company 1995 Financial Statements"). Except as disclosed on Schedule IV.H, the foregoing financial statements (collectively the "Company Financial Statements") (i) have been prepared from and are in all material respects consistent with the books and records of the Company (which books and records are correct and complete in all material respects), (ii) present fairly the financial condition of the Company and its results of operations and cash flows as at and for the respective periods then ended, and (iii) have been prepared in accordance with GAAP applied consistently throughout the periods indicated; provided, however, that the Company Interim Financial Statements are subject to normal year-end adjustments and all of the Company Financial Statements lack footnotes and other presentation items.

      H. Undisclosed Liabilities. Except as and to the extent reflected in the Company Financial Statements or in Schedule IV.H hereto, the Company does not have any material (when considered individually or in the aggregate) liabilities, debts, claims, commitments or obligations of the type required to be disclosed as a liability on a balance sheet prepared in accordance with GAAP, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business consistent with past practice (which ordinary course liabilities shall in no event be deemed to include liabilities resulting from any breach of contract or violation of law) since the date of the Most
Recent Balance Sheet. To the Knowledge of Seller, the Company has no material liabilities, debts, claims or obligations
(whether accrued, absolute, contingent or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP), except
(3) liabilities reflected in the Company Financial Statements,
(4) liabilities and obligations accrued in the Company's financial records and incurred by the Company in the ordinary course of business since the date of the Most Recent Balance Sheet, (5) executory contract obligations under the Material Contracts listed on Schedule 4.21 or under contracts not constituting Material Contracts, and (6) liabilities set forth on
Schedule IV.H.

     A.  Tangible Personal Property.

         1. Except as set forth on Schedule 4.9 hereto and except for Inventory disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet, the Company has (i) good and marketable title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and (ii) valid leasehold interests in all leases of tangible personal property which it leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens. The Company has heretofore provided to Purchaser a true and correct listing of all of its material tangible personal property and assets as of June 30, 1996 and, to the extent that they constitute Material Contracts, true and correct copies of all equipment and tangible personal property leases.

         2. The Company enjoys peaceful and undisturbed possession under all of such leases of personal property under which it is operating. There are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company or, to the Knowledge of the Seller, by any other party to any such lease, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     B.   Real Property.

          1. Schedule 4.10 hereto sets forth a list of all real property owned, beneficially or of record, or leased, subleased or otherwise occupied by the Company, indicating the nature of its interest therein and setting forth a brief description of the buildings and improvements located thereon (collectively, the "Real Property"). The Company has (i) good and marketable title to all of the Real Property which it owns or purports to own, and (ii) valid leasehold interests in all leases of Real Property which it leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens.
The Company has not received notice of, and to the Knowledge of the Seller there are no, pending condemnation, expropriation, eminent domain or similar proceedings or administrative actions affecting all or any portion of such Real Property and, to the Knowledge of Seller, no such proceedings or administrative actions are contemplated.

         2. The Company enjoys peaceful and undisturbed possession under all of such Real Property leases under which it is operating, true and correct copies of which have been provided to Purchaser. All of such leases are valid and binding obligations of the Company, subsisting and in full force and effect, no notice of termination has been received by the Company with respect thereto and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company or, to the Knowledge of the Seller, by any other party thereto, except for
(i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     C. Insurance. Schedule IV.K hereto sets forth a list of all insurance policies currently in effect which are owned or held by the Company, insuring the products, properties, assets, business and operations of the Company and its potential liabilities to third parties, and all general liability policies maintained by the Company. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid, except to the extent set forth on Schedule 4.11. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company.

     D. Labor Relations. The Company has provided Purchaser with a true and correct copy of its Collective Bargaining Agreement with the Retail, Wholesale and Department Store Union (the "Union Contract"). Except as set forth on Schedule 4.12 hereto (i) since December 31, 1993, the Company has not been involved in or, to the Knowledge of the Seller, threatened with any labor dispute, strike, slowdown or work stoppage, (ii) as of the date hereof, the Company is not involved in or, to the Knowledge of Seller, threatened with any grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees, and (iii) there are no actions, proceedings or claims pending or, to the Knowledge of the Seller, threatened against the Company under any Laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or other Taxes. To the Knowledge of Seller, no key employees or groups of employees plan on terminating employment with the Company. Except to the extent reflected in the Closing Date Balance Sheet, the Company is not liable for any arrears in wages or any Taxes for failure to comply with any Law.

     E. Permits; Compliance With Law. The Company holds and complies with all Permits and complies with all requirements of Law, in each case except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule
4.13 hereto, no notice, citation, summons or order has been received by the Company, no complaint has been filed and served on it, no penalty has been assessed and, to the Knowledge of the Seller, no investigation, proceeding or review is pending or threatened (i) with respect to any alleged violation by the Company of any Law or Permit, or (ii) with respect to any alleged failure by the Company to have any Permit. A true and correct list of all Permits is set forth on Schedule IV.M.

     F. Litigation. Schedule IV.N hereto sets forth a list of all actions, suits, claims or proceedings pending or, to the Knowledge of the Seller, threatened against or involving the Company, any of its assets or properties, or any of the Company's officers, directors, employees or stockholders in such capacities, by or before any Authority. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company, or any of its assets or properties, which prohibit or enjoin the consummation of the transactions contemplated hereby or could reasonably be expected to have a Material Adverse Effect.

     G. List of Accounts. Schedule IV.O hereto contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

     H. List of Personnel. Schedule IV.P hereto sets forth (i) the name and total compensation of each officer and director of the Company and each other employee of the Company whose total compensation for the twelve months ended December 31, 1995 exceeded $25,000, (ii) all wage or salary increases received by such persons since December 31, 1995, and any Company accrual for such increases or bonuses, and (iii) all commitments or agreements by the Company to increase the wages or modify the conditions or terms of employment of any of its employees.

     I.     Employee Benefit Plans; ERISA.

         1. Schedule IV.Q hereto lists all Employee Benefit Plans in effect as of the date hereof or that the Company maintained or to which it contributed or under which it had any liability since December 31, 1993, other than those arising under the Union Contract.

                a. Each such Employee Benefit Plan (and each related trust, insurance contract or fund) and its administration complies in form and in operation with the applicable requirements of ERISA and the Code, except where the failure to comply could not reasonably be expected to have a Material
Adverse Effect. The Company has not received any notice that any Employee Benefit Plan does not comply with the applicable requirements of ERISA or the Code.

                b. All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit
Plan which is an Employee Pension Benefit Plan.

                c. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a favorable determination letter from the IRS as to its qualification under
Section 401(a) of the Code.

                d. No "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan (or its related trust) which could subject the Company or any officer, director or employee of the Company, to any material Tax or penalty imposed under Section 4975 of the Code or liability under Section 406 of ERISA.

             e. The Company has delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan.

         2. With respect to each Employee Benefit Plan that the Company has maintained or to which it has contributed:

                a. No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC. To the Knowledge of Seller, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than a Multiemployer Plan) has been instituted.

                b. The Company has not incurred any material liability to the PBGC (except for required premium payments, if any), or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                c. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened, except where the action, suit, proceeding, hearing or investigation could not reasonably be expected to have a Material Adverse Effect.

                d. Except as specified in Section IV.Q.3 hereof, the Company does not contribute to, has ever contributed to or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                e. The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under
Section 4980B of the Code. With respect to all of its past and present employees, the Company has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

         3. The Company has no liability with respect to any Employee Benefit Plan arising under the Union Contract except for the Company's obligation to contribute to the Retail, Wholesale, and Department Store International Union and Industry Health and Benefit Fund (the "Union Fund"), which contribution obligations have (except to the extent reflected in the Closing Date Balance Sheet) been fully met to the extent they apply to periods prior to the Closing Date. Except as expressly set forth in the preceding sentence, no representation is given in this Agreement with respect to the Union Fund.

     J.     Tax Matters.

         1. All Income Tax Returns and all material Other Tax Returns required to be filed with respect to the business and assets of the Company have been duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Returns are required to be filed, and all such Returns are in all material respects true, complete and correct. All Taxes (including estimated Taxes) shown to be due and payable on such Returns have been paid.

         2. The unpaid Taxes of the Company (i) did not as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) disclosed on the face of the Most Recent Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom of the Company.

         3. Except as set forth on Schedule 4.18 hereto, there is no claim or assessment pending or, to the Knowledge of the Seller, threatened against the Company for any alleged deficiency in Income Taxes or in Other Taxes.

         4. Except as set forth on Schedule 4.18 the Company has not (a) filed any consent to the application of Section
341(f) of the Code, (b) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Income Taxes or Other Taxes which remain outstanding, (c) applied for a ruling relative to Income Taxes or Other Taxes, (d) entered into a closing agreement with any Tax Authority, or (e) filed an election under Section 338(g) or 338(h)(10) of the Code or caused or permitted a deemed election under Section 338(e) of the Code.

         5. Except as set forth on Schedule 4.18 no Income Tax Return or material Other Tax Return of the Company has been audited by any Tax Authority at any time since January 1, 1991, and all taxable years of the Company beginning prior to January 1, 1991 applicable to Income Tax Returns and material Other Tax Returns are closed and are no longer subject to examination by any Tax Authority.

         6. The Company is not a party to any written agreement providing for the allocation or sharing of Taxes.

         7. The Company will have no liability for the Taxes of any other Person other than the Purchaser, the Seller and their respective subsidiaries under Treasury Regulations Section
1.1502-6 (or any similar provision of state, foreign or local
Law) arising from pre-Closing Periods.

         8. Since the 1986 acquisition of the Company by Atlantis Plastics, Inc. ("Atlantis"), the Company has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than an Affiliated Group of which the common parent is Atlantis.

         9. Except as set forth in Schedule 4.18, (i) the Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to the Purchaser; (ii) the Company is not required to make any material adjustment under Section 481(a) of the Code by reason of a change or proposed change in accounting method or otherwise; (iii) the Company has not taken a position on any Tax Return for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Tax Authority or, to the Knowledge of the Seller, that is substantially similar to any position which a Tax Authority has successfully challenged in the course of an examination of a Tax Return of the Company or of another taxpayer, (iv) no material issue has been raised by any Tax Authority with respect to the Company in any audit or examination which, by application of similar principles, could reasonably be expected to result in a proposed material adjustment to the liability for Taxes for any period not so examined, and (v) the Company is not obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to subsection (b)(4) thereof.

     K. Environmental Matters. Except as disclosed on Schedule IV.S hereto or as reflected in any environmental investigation report prepared for the Purchaser by ATC Environmental, Inc. with respect to the Company prior to the Closing Date:

         1.        The Company is in compliance with all
Environmental Health and Safety Laws, holds all required environmental Permits and is in compliance with such Permits.

         2. There is no Environmental Claim of which the Company has received written notice or, to the Knowledge of the Seller, threatened or recently filed against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which the Company owns, leases or operates.

         3. There are no environmental Liens on any of the Real Property arising as a result of any actions taken or omitted to be taken by the Company and, to the Knowledge of the Seller, no actions have been taken by any Authority with respect to any of the Real Property or are in process or pending, to impose an environmental Lien with respect to the Real Property as a result of any such actions.

         4. No Real Property presently or heretofore owned or operated by the Company is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and the Company has not received any written notice of potential liability from any Person under or relating to CERCLA or any comparable state or local Law.

         5. To the Knowledge of the Seller, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and the Company has not received any written notice from any Person with respect to any such off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

         6. The Company and its properties are not subject to any litigation, proceedings, claims or orders with respect to environmental matters, and no conditions (including, but not limited to, the Company's past or current use or storage of Materials of Environmental Concern) exist which with or without the passage of time would give rise to future environmental liabilities.

     L. Intellectual Property. Schedule IV.T hereto sets forth a list of all patents, pending patent applications, trademarks, service marks, pending trademark or service mark applications and trade names licensed to, applied for or registered in the name of, the Company, or in which the Company has or purports to have any rights, and all material copyright registrations or pending applications for registrations of the Company, or in which the Company has or purports to have any rights, including the nature (e.g., patent, trademark, etc.) of the intellectual property, the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). Except as set forth on Schedule IV.T, with respect to the Listed Intellectual Property, no registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings. The Company owns or possesses adequate and enforceable licenses (free of Liens other than Permitted
Liens) to use all Listed Intellectual Property and any other material intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) currently used by the Company, or necessary to permit the Company to conduct its business as now conducted (the Listed Intellectual Property and the other intellectual property rights are collectively called the "Intellectual Property").
Schedule IV.T sets forth all licenses to which the Company is a party relating to the Intellectual Property (the "Intellectual Property Licenses"). Except as set forth on Schedule IV.T,
(x) to the Knowledge of the Seller the Company has not infringed on or misappropriated and is not now infringing on or misappropriating any Intellectual Property right belonging to any Person, (y) no claim is pending or, to the Knowledge of the Seller, threatened to the effect that any Intellectual Property is invalid or unenforceable and (z) the Company has not received any written notice of any claim, dispute or alleged infringement with respect to the Intellectual Property. To the Knowledge of the Seller, except as set forth on Schedule IV.T, no Person is infringing upon or violating any of the Listed Intellectual Property.

     M. Material Contracts. Schedule IV.U hereto sets forth a list of all Material Contracts, true and correct copies of which have been provided to Purchaser. Except as set forth on Schedule 4.21, all of the Material Contracts are valid and binding and in full force and effect, and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or, to the Knowledge of the Seller, by any other party thereto, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and
(ii) defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule IV.U, (x) the Company has not received written notice of any party's intent to terminate any Material Contract, and
(y) neither the execution, delivery or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby will result in the termination or breach of, result in a material adverse change in the terms of, or constitute a default or require any consent under, any Material Contract or the Company's articles of incorporation or bylaws.

     N.     Transactions With Affiliates.  Except as set forth on
Schedule IV.V hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 4.22, no Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

     O.     Powers of Attorney.  Except as set forth on Schedule
4.23 hereto, the Company has not granted any power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

     P. Inventory. The Inventory consists in all material respects of items usable and saleable in the ordinary and usual course of business, subject to the reserve for Inventory writedown set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. The Inventory is valued on the Most Recent Balance Sheet at the lower of cost (on a first-in-first-out basis) or market pursuant to GAAP, consistently applied with prior periods.

     Q. Accounts Receivable. All of the Accounts Receivable are properly reflected on the books and records of the Company and arose from bona fide transactions in the ordinary course of business. The reserve for bad debts set forth on the Most Recent Balance Sheet has been determined in accordance with GAAP.

     R. Customers and Suppliers. Schedule IV.Z hereto contains a complete and accurate list of the names and addresses of the 10 largest (by volume) customers and suppliers of the Company for the fiscal year ended December 31, 1995. The Company maintains satisfactory relations with each of such customers and suppliers. Except as set forth on Schedule IV.Z, no such listed customer or supplier has canceled, terminated or, to the Knowledge of the Seller, made any threat to the Company to cancel or otherwise terminate, or to materially decrease its usage of the Company's services or products (or, in the case of such listed suppliers, the provision of services or supplies to the Company).

     S. Product Warranty. To the Knowledge of Seller, (1) each product manufactured, sold or delivered by the Company through the Closing Date has conformed in all material respects with all applicable contractual commitments and all express and implied warranties, (2) the Company has no liability (and, to the Knowledge of Seller, there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand giving rise to any liability) for replacement thereof or other damages in connection therewith, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, and
(3) no product manufactured, sold or delivered by the Company through the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

     T. Product Liability. To the Knowledge of Seller, there is no liability (and, to the Knowledge of Seller, there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company through the Closing Date.

     U.     Actions Since June 30, 1996.  Except as set forth on
Schedule 4.29 hereto, since June 30, 1996, the Company has in all material respects (i) conducted its operations in the ordinary course of business consistent with past practices, including the maintenance of all books, records and accounts in accordance with past practice, (ii) maintained its assets in the same condition as in existence on June 30, 1996, ordinary wear and tear excepted, and (iii) kept its business substantially intact, including its operations and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, and except as set forth on
Schedule 4.29 hereto, since June 30, 1996, the Company has not:

         (1) sold, leased, transferred or otherwise disposed of any property or asset having a book value in excess of $10,000 individually or $50,000 in the aggregate, except for sales of inventory in the ordinary course of business.

         (2) changed in any respect the accounting methods or practices followed by the Company, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or reserve;

         (3) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or significant assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

        (4) made any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $100,000 in the aggregate;

         (5) made any Tax election or settled or compromised any federal, state, local or foreign income Tax liability, or waived or extended the statute of limitations in respect of any such Taxes; or

         (6) entered into any agreement or commitment to do any of the foregoing.

                       ARTICLE I.

Representations and Warranties of the Seller Regarding Shares and
                     Other Matters

     In order to induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

     A. Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Seller has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Copies of the Charter and bylaws of the Seller and all amendments thereto as in effect on the date hereof have been delivered to the Purchase and are complete and correct as of the date hereof.

     B. Ownership of Shares. The Seller owns, beneficially and of record, and has the right to transfer to the Purchaser, all of the Shares, free and clear of any Liens. At the Closing the Seller will transfer and convey, and the Purchaser will acquire, good, valid and marketable title to the Shares, free and clear of all Liens.

     C. Authority, Enforceability, No Violation, Etc. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, and the other Documents to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by each such Document. The execution, delivery and performance by the Seller of each Document to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. Each Document to which the Seller is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Seller, enforceable against it in accordance with the terms thereof. Neither the execution, delivery or performance by the Seller of any Document to which it is a party, nor the consummation by the Seller of the transactions contemplated thereby, nor compliance by the Seller with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Seller's Charter or bylaws,
(ii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Authority, in each case applicable to the Seller or its assets or properties, or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Seller pursuant to, any instrument or agreement to which the Seller is a party or by which the Seller or its properties may be bound or affected, except in each case for conflicts, violations and breaches that would not have a material adverse effect on the Seller's ability to perform its obligations under this Agreement and except for a required consent under the Heller Agreement.

     D. Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any Authority or any other Person is necessary for the consummation by the Seller of the transactions contemplated by the Documents, except where the absence of such filing, permit, authorization, consent or approval would not have a material adverse effect on the Seller's ability to perform its obligations under this Agreement, and except for a required consent under the Heller Agreement.

     E. Litigation. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Seller, threatened against or involving the Seller or any of his assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Seller or any of his assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

     F. Brokers. Except for the Seller's engagement of Harris Williams & Co., neither the Company nor the Seller has employed any broker or finder and neither has incurred or will incur any broker's, finder's or similar fees, commissions or expenses payable by the Seller or the Company in connection with the transactions contemplated by this Agreement. All amounts payable to Harris Williams & Co. in connection with such engagement shall be the responsibility of the Seller.


                       ARTICLE II.

                  Pre-Closing Covenants

     A. Access to Information. From and after the date hereof and until the Closing, the Seller will cause the Company to give to the Purchaser and the Purchaser's authorized representatives reasonable access during normal business hours to its offices, books and records, Tax Returns, contracts, commitments, officers, facilities, personnel and accountants, and to furnish and make available to the Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of the Company as the Purchaser and its authorized representatives may reasonably request; provided, however, that the activities of the Purchaser and its representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company.

     B. Conduct of Business. During the period from the date hereof to the Closing Date, the Seller will cause the Company to
(i) continue to conduct its business affairs in the usual and ordinary course of business and in substantially the same manner as previously conducted, including the maintenance of all books, records and amounts in accordance with past practice (ii) maintain, or cause to be maintained in full force and effect, all of its Permits and insurance, (iii) keep its business and properties substantially intact, including its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers and employees, (iv) comply in all material respects with the applicable requirements of Law, and
(v) use its best efforts so that the Company's representations herein are true and correct in all respects as of the Closing Date.

     C. Pre-Closing Activities. Except as otherwise permitted or required by this Agreement, and without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), prior to the Closing Date the Seller shall not take any action to cause the Company, and shall not permit the Company, to:

         1.        make any direct or indirect redemption,
retirement, purchase or other acquisition of any shares of its capital stock;

         2. create, incur or assume any indebtedness for borrowed money, except for trade credit incurred in the ordinary course of business, or incur, assume or become subject, whether directly or indirectly, by way of guaranty or otherwise, to any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business consistent with the past custom and practice of the Company in the operation of its business; provided, however, that nothing herein shall limit the Company's incurrence of obligations with respect to Funded Indebtedness;

         3. fail to discharge or to satisfy any Lien or pay or satisfy any claim, obligation or liability (whether absolute, accrued, contingent or otherwise) when the same shall become due and payable;

         4. sell, lease, assign, transfer or otherwise dispose of any property or asset having a book value in excess of $10,000 individually or $50,000 in the aggregate, except for sales of inventory in the ordinary course of business;

         5. knowingly permit or allow any property or asset to be subjected to any Lien except Permitted Liens or Liens securing Funded Indebtedness, or enter into any conditional sale or other title retention agreement with respect to any property or asset;

         6. change in any respect the accounting methods or practices followed by the Company, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

         7. amend or modify in any way its Charter or bylaws;

         8. reclassify, combine, split, subdivide or redeem or otherwise repurchase any capital stock of the Company, or create, authorize, issue, sell, deliver, pledge or encumber any additional capital stock (whether authorized but unissued or held in treasury) or other securities equivalent to or exchangeable for capital stock, or grant or otherwise issue any options, warrants or other rights with respect thereto;

         9. acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

         10. make any loan or advance (whether in cash or other property), or make any investment in or capital contribution to, or extend any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies, (ii) advances made in the ordinary course of business to employees consistent with past practices, and (iii) intercompany transfers among Atlantis, Seller and the Company in the ordinary course of business;

         11. enter into any agreement with any labor union or association representing any employee, or make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors or employees, other than in the ordinary course of business;

         12. enter into, amend, terminate or fail to renew any Material Contract;

         13. make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $100,000 in the aggregate;

         14. make any payment to the Seller or any Affiliate of the Seller (other than pursuant to any Material Contract listed on Schedule 4.21 or pursuant to any arrangement described on Schedule 4.22) or forgive any indebtedness due or owing from the Seller or any Affiliate of the Seller to the Company;

         15. institute or amend any Employee Benefit Plan except as may be required by Law, or enter into or modify any written employment arrangement with any individual;

         16. make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

         17. enter into any agreement or commitment to do any of the foregoing.

     D. Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article 7, and
(iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company to assign or cause the assignment of any contract or agreement which is by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given.

     E. No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Seller shall not, and shall cause the Company and its officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement.

     F. Notice of Developments. From and after the date hereof and until the Closing, the Seller shall promptly notify the Purchaser in writing upon becoming aware of any development causing a breach of any of the representations or warranties set forth in Article 4 or 5 hereof.

     G. Environmental Testing. From and after the date hereof and until the Closing, upon reasonable notice to the Company, the Company shall allow Purchaser and its agents access to the Company's facilities during normal business hours to perform such additional environmental tests as Purchaser may reasonably determine, including (but not limited to) constructing wells for testing the location, nature or degree of groundwater contamination (if any). All such testing shall be at Purchaser's sole expense.


                      ARTICLE III.

                  Conditions to Closing

     A. Conditions to Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any one or more of which may be waived by the
Purchaser:

         1. Each of the representations and warranties of the Company and the Seller set forth in Articles 4 and 5 of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for any representation or warranty limited by its terms to a specific date (which representation and warranty shall be correct in all material respects on the date so specified).

         2. The Seller shall have performed and complied in all material respects with all of the other agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

         3. The Seller shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Seller in his capacity as such, certifying in such detail as the Purchaser may reasonably request that the conditions specified in Sections 7.1.1 and 7.1.2 (insofar as they are to be performed by the Seller or the Company) have been fulfilled.

         4. The Seller and the Company shall have obtained all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of them is a party, or by which they are bound, as may be required to be obtained by them in connection with the consummation of the transactions contemplated hereby.

         5. All filings that are required to have been made by the Seller or the Company with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all authorizations, consents and approvals from all Authorities required for the Seller to carry out the transactions contemplated by this Agreement shall have been received; and all statutory waiting periods in respect thereof shall have expired.

         6. There shall be in force no claim, proceeding, action, order or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby.

         7. No proceeding in which either the Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency Law.

         8. The Purchaser shall have received a certificate issued by the Secretary of State of the state in which the Company is incorporated as of a date reasonably acceptable to the Purchaser, as to the good standing of the Company in such state.

         9. The Purchaser shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Seller as to the incumbency and signatures of the officers of the Seller executing this Agreement, and (ii) a certificate issued by the Secretary of State of the state of the Seller's incorporation, as of a date reasonably acceptable to the Purchaser, as to the good standing of the Seller in such state.

         10. The Seller shall have delivered to the Purchaser such resignations of the officers and directors of the Company as the Purchaser may request.

         11. The Purchaser shall have received the Opinion of Seller's Counsel.

         12.       The Seller shall have delivered to the Purchaser
(i) a copy of the Company's Charter, as amended to date, certified as of the recent date by the Secretary of State of the State of Company's state of incorporation, (ii) a copy of the Company's bylaws, certified by a Company officer, and (iii) all corporate minute books, stock transfer books, blank stock certificates and corporate seals of the Company.

         13. The Purchaser shall have received copies of "payoff" or "estoppel" letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of (1) all Funded Indebtedness (other than the Specified Parent
Debt), (2) all guarantees with respect to the Specified Parent Debt, and (3) any and all Liens that encumber the Company's assets pursuant to any Funded Indebtedness (including the Specified Parent Debt).

         14. There shall not have been a material adverse change in the Company's financial condition or results of operations since June 30, 1996.

         15. Except for amounts accrued in the ordinary course of business through the Closing and reflected in the Closing Date Balance Sheet and the calculation of the Purchase Price Adjustment, all agreements and commitments between the Company and Seller (or any Affiliate thereof) shall have been terminated in all respects on terms reasonably satisfactory to Purchaser.

         16. The Company and the Seller shall have executed and delivered to Purchaser all other documents reasonably requested by Seller.

         17. The Seller shall have delivered to the Purchaser a certificate, executed under penalty of perjury and in form reasonably satisfactory to Purchaser, stating that the Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

     B. Conditions to Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any one or more of which may be waived by the Seller:

         1. Each of the representations and warranties of the Purchaser set forth in Article 3 hereof shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for any representation or warranty limited by its terms to a specific date (which representation and warranty shall be correct on the date so specified).

         2. The Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

         3. The Purchaser shall have delivered to the Seller a certificate, executed by a duly authorized officer of the Purchaser in his capacity as such, certifying in such detail as the Seller may reasonably request that the conditions specified in Sections 7.2.1 and 7.2.2 (insofar as they are to be performed by the Purchaser) have been fulfilled.

         4. All filings that are required to have been made by the Purchaser with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all authorizations, consents and approvals from all Authorities required for the Purchaser to carry out the transactions contemplated by this Agreement shall have been received; and all statutory waiting periods in respect thereof shall have expired.

         5. There shall be in force no claim, proceeding, action, order or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby.

         6. No proceeding in which the Purchaser shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency Law.

         7. The Seller shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement, and (ii) a certificate issued by the Secretary of State of the state of the Purchaser's incorporation, as of a date reasonably acceptable to the Seller, as to the good standing of the Purchaser in such state.

         8. The Purchaser shall have executed and delivered to Seller all other documents reasonably requested by Seller.


                       ARTICLE IV.

                  Additional Agreements

     A. Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock, powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Shares.

     B. Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Seller (which shall not be unreasonably withheld or delayed). The parties hereto agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Whenever practicable, each party shall furnish to the other party drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 8.2 shall prevent any party from at any time furnishing any information to any Authority or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such party's shares of capital stock are listed.

     C.     Certain Tax Matters.

         1. Upon the condition that the Closing be effected, the Seller will indemnify and hold harmless the Purchaser and the Company from, against and in respect of any Adverse Consequences the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Income Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

         2. The Seller will include the income of the Company (including any deferred income included in income pursuant to Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the Seller's consolidated federal Income Tax Returns for all Pre-Closing Tax Periods and will pay all federal Income Taxes attributable to such income. The Purchaser will cause the Company to provide, or cause to be provided, to the Seller, without charge, such information as may reasonably be requested by the Seller in connection with the preparation of any such Tax Returns relating to Pre-Closing Tax Periods. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

         3. If a notice shall be given by any Tax Authority with respect to a potential Tax liability of the Company which, if sustained, would result in a payment by the Seller to the Purchaser pursuant to Section 9.2.1 of this Agreement (a "Tax Assessment"), the Purchaser shall, after receipt of such notice, promptly notify the Seller in writing (a "Tax Notice"). The Seller may, by written notice to the Purchaser given within 30 days after the receipt by the Seller of a Tax Notice, at the Seller's sole cost and expense (except as hereinafter provided), participate fully in the defense of all Tax Assessments with respect to which the Seller may become liable pursuant to the Seller's indemnification obligations hereunder. The Purchaser shall diligently prosecute such defense in cooperation and consultation with the Seller and shall provide written notice to the Seller of, and shall allow the Seller to attend, all conferences, meetings, proceedings and appearances before all Authorities with respect to the defense of any such Tax Assessment. The costs of such defense incurred by the Purchaser shall be borne by the Seller to the extent that such defense relates to Tax Assessments for which the Seller is liable under the indemnification provisions hereunder. If the Seller elects to participate in the defense of a Tax Assessment, the Purchaser shall provide, or shall cause the Company to provide, to the Seller (at no cost to the Seller) such information as may be required in connection with such defense as reasonably requested by the Seller. If the Seller elects to participate in the defense of a Tax Assessment, the Purchaser shall give the Seller written notice of any proposed resolution or settlement of such Tax Assessment not less than 15 business days before the Purchaser accepts or intends to accept such proposed resolution or settlement. The Purchaser shall have the right to settle or otherwise to resolve any Tax Assessment for which the Seller would become liable pursuant to its indemnification obligations hereunder only upon the written consent of the Seller, which consent shall not be unreasonably withheld.

         4. The Seller shall have no liability with respect to any Taxes resulting by reason of any election made or deemed to be made by the Purchaser or the Company subsequent to the Closing, whether express or implied, under Section 338 of the Code. Upon the condition that the Closing be effected, the Purchaser and the Company, jointly and severally, will indemnify and hold harmless the Seller from, against and in respect of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any election made or deemed to be made by the Purchaser or the Company subsequent to the Closing, whether express or implied, under Section 338 of the Code. Neither the Seller nor any of its Affiliates has any obligation to make an election under Section 338 of the Code.

         5. The Seller shall be entitled to any and all Tax refunds attributable to any Pre-Closing Tax Period and any tax attributes allocable to Seller under applicable law. If the Purchaser or the Company voluntarily amends any Return (other than as required by any Tax Authority) for a taxable period which includes any Pre-Closing Tax Period, or, without the Seller's consent (which consent shall not be unreasonably withheld), enters into any agreement or settlement with any Tax Authority relating to a taxable period ending after the Closing Date, and such agreement or settlement affects any item of deduction, loss, credit, income or gain with respect to any Pre-Closing Tax
Period, then notwithstanding any provision of this Agreement which may be to the contrary, the Seller shall have no liability for any Adverse Consequences with respect to any Taxes attributable to any change in tax liability effected by such amended Return, agreement or settlement.

         6. Notwithstanding any provision of this Agreement which may be to the contrary, the Purchaser and the Company shall preserve all Returns, books and records in their control relating to any liabilities for Taxes due with respect to any Pre-Closing Tax Period until the expiration of all applicable statutes of limitation and extensions thereof with respect to Taxes for any such period.

     D.     [Intentionally Deleted].

     E. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the parties will cooperate with the contesting or defending party and its or its counsel in the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under this Agreement).

     F. Non-Competition. For a period commencing on the Closing Date and terminating on the fifth anniversary thereof (the "Restriction Period"), the Seller will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other Person (other than the Purchaser), whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise, that directly or indirectly is engaged in the States of Alabama, Georgia, Mississippi, Tennessee, Florida, Indiana, Illinois, Kentucky, Louisiana, Missouri, Michigan, North Carolina, South Carolina or Texas in the design, manufacture or sale of blow-molded plastic containers similar to those currently manufactured or currently contemplated to be manufactured by the Company and used for the packaging of potable liquids, food and industrial bottled products (the "Purchased Business"); provided, however, that nothing herein shall be deemed to prevent the Seller from (1) acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Seller is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer, (2) being acquired by an unaffiliated Person engaged in (or affiliated with an entity engaged in) the Purchased Business, or (3) acquiring a Person, all or any portion of its equity interests or certain of its businesses (the entity or businesses acquired being herein called the "Acquired Business"), if that portion of the Acquired Business that competes with the Purchased Business or any portion thereof (the "Competing Business") accounted for 15% or less of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; provided further, however, that if such Competing Business generated more than $5,000,000 in total revenues during such fiscal year, Seller (or the affiliate thereof proposing to acquire the Acquired Business) would be required to use its best efforts to sell, transfer, divest or otherwise dispose of (or cause such Person to use its best efforts to sell, transfer, divest or otherwise dispose of) such Competing Business to an unaffiliated third party within 12 months of such acquisition. The Seller agrees that the covenant provided for in this Section 8.6 is reasonable and necessary in terms of time, activity and territory to protect the Purchaser's interest as a buyer of the Shares. To the extent that the covenant provided for in this Section 8.6 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

     G. Non-Disclosure. During the Restriction Period, the Seller will not disclose, divulge, furnish or make accessible to anyone (other than the Purchaser or any of its Affiliates or representatives) any Confidential Information, or in any way use any Confidential Information in the conduct of any business that is competitive with the business of the Company; provided, however, that nothing in this Section 8.7 will prohibit the disclosure of any Confidential Information (i) which is required to be disclosed by the Seller or its representatives in connection with any court action or any proceeding before any Authority, (ii) in connection with the enforcement of any of the rights of the Seller hereunder, (iii) in connection with the defense by the Seller of any claim asserted against it hereunder, or (iv) which is required to be disclosed under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which the Seller's shares of capital stock are listed; provided, however, that in the case of a disclosure contemplated by clause (i), no disclosure shall be made until the Seller shall give notice to the Purchaser of the intention to disclose such confidential information so that the Purchaser may contest the need for disclosure, and the Seller shall cooperate (and will cause its representatives to cooperate) with the Purchaser in connection with any such proceeding.

     H. Non-Solicitation of Employees, Customers and Sales Agents. During the Restriction Period, the Seller will not, directly or indirectly, for itself or for any other Person (other than the Purchaser), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company until six months after such Person's employment with the Company ended, or (b) call on or solicit any of the customers, prospective customers, clients or sales agents of the Company for the purpose of competing with the Company, nor shall the Seller make known to any Person (other than the Purchaser) the names and addresses of such customers, prospective customers, clients or sales agents for the purpose of competing with the Company or any information relating in any manner to the trade or business relationships of the Company with such customers, prospective customers, clients or sales agents. Neither the Seller nor any of its Affiliates will take any action to discourage any employees, customer, supplier or other person with whom the Company has a business relationship from continuing employment or business with the Company.

     I. Termination of Certain Arrangements. Effective immediately upon the Closing, without the taking of any further action by any party, all obligations accruing subsequent to the Closing under agreements between (x) the Company, on the one hand, and (y) Seller and/or any of Seller's Affiliates, on the other, shall terminate and be of no further force or effect.


                       ARTICLE V.

                   Survival; Indemnification

     A.     Survival of Representations and Warranties.

         1. The representations and warranties of the Seller contained in this Agreement shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement until April 30, 1998, except (i) for the representations and warranties contained in
Section 4.18, which shall survive until ninety (90) days after the expiration of the applicable statute of limitations, and (ii) for the representations and warranties contained in Sections 4.4, 4.5, 4.6, 5.1, 5.2 and 5.3, which shall survive without limitation as to time.

         2. The representations and warranties of the Purchaser contained in this Agreement shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement until April 30, 1998, except for the representations and warranties contained in Sections 3.1 and 3.2, which shall survive without limitation as to time.

         3. To preserve any claim for breach of any such representation or warranty, the party claiming a breach shall be obligated to notify the party claimed to be in breach in writing of any such breach, or facts that may give rise to such breach, before termination of such representation or warranty; otherwise, such party's claim for breach shall be forever barred.

     B.     Indemnification.

         1. Upon the condition that the Closing be effected, the Seller shall indemnify, defend and hold harmless the Purchaser, the Company and each of their respective Affiliates from, against and in respect of any Adverse Consequences the Purchaser or the Company shall suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by any breach or violation of any of the representations or warranties of the Seller contained in Article
4 of this Agreement; provided, however, that the Seller shall not have any obligation to indemnify the Purchaser or the Company from, against or in respect of any Adverse Consequences resulting from, arising out of, relating to or caused by the breach or violation of any of the representations or warranties contained in Sections IV.A through IV.Q, and Sections IV.T through 4.29 hereof (i) until and except to the extent that the Purchaser has suffered Adverse Consequences by reason of all such breaches or violations in excess of a $150,000 aggregate deductible, or (ii) to the extent the Adverse Consequences suffered by the Purchaser by reason of all such breaches or violations exceed the sum of $1,500,000.

         2. Upon the condition that the Closing be effected, the Seller shall indemnify, defend and hold harmless the Purchaser, the Company and each of their respective Affiliates from, against and in respect of any Adverse Consequences the Purchaser or the Company shall suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by (1) any breach or violation of any of the representations or warranties of the Seller contained in
Article 5 of this Agreement, or (2) the failure by the Seller to comply with any of the covenants or agreements of the Seller or pre-Closing covenants of the Company contained in this Agreement, or (3) any of the Company's Funded Indebtedness, including the Specified Parent Debt.

         3. Upon the condition that the Closing be effected, the Purchaser shall indemnify, defend and hold harmless the Seller and each of its Affiliates from, against and in respect of, any Adverse Consequences it shall suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by (i) any breach or violation of any of the representations or warranties of the Purchaser contained in this Agreement, or (ii) the failure by the Purchaser to comply with any of the covenants or agreements of the Purchaser contained in this Agreement.

         4. A party (which, if the Purchaser is to be indemnified, shall be deemed to include the Company) seeking indemnification pursuant to this Section IX.B (the "Indemnified Party") shall immediately notify the party from whom such indemnification is sought (the "Indemnifying Party") in the event that any person not a party to this Agreement shall make any demand or claim, or file or threaten to file any lawsuit (a "Third Party Claim"), which Third Party Claim may cause liability to the Indemnifying Party pursuant to the indemnification provisions of this Agreement. In any such event, the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within 20 days after notice by the Indemnified Party to the Indemnifying Party of the commencement or assertion of such Third Party Claim, to retain counsel, at the cost and expense of the Indemnifying Party, to defend any such Third Party Claim. The Indemnified Party shall be permitted to employ separate counsel and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnified Party. In the event that the Indemnifying Party shall fail to respond within 20 days after receipt of notice from the Indemnified Party of the commencement or assertion of any such Third Party Claim, then the Indemnified Party shall retain counsel and conduct the defense of such Third Party Claim as it or he may in its or his discretion deem proper, at the cost and expense of the Indemnifying Party.

         5. Unless and until an Indemnifying Party assumes the defense of a Third Party Claim as provided in Section 9.2.4, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate.

         6. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim, shall not have the right to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
In no event will the Indemnified Party consent to the entry of any judgment with respect to, or otherwise settle any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

         7. The parties hereto shall cooperate in the defense of any Third Party Claim and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

         8. The amount of any Adverse Consequences subject to indemnification under Sections 9.2.1 or 9.2.2 shall be calculated net of any amounts which have been previously recovered by the Purchaser or the Company under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement) as a result of, and in full or partial compensation for, the subject matter of the indemnification claim, and the Purchaser hereby covenants that it will not release any such collateral sources from any obligations they may have. In the event any such amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Section IX.B, then the Purchaser shall pursue such insurance policies or collateral sources with reasonable diligence, and in the event it receives any recovery, the amount of such recovery shall be applied first, to reimburse the Purchaser for its out-of-pocket expenses (including reasonable attorneys' fees) expended in pursuing such recovery, second, to refund any payments made by the Seller pursuant to this Section IX.B which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Purchaser. In addition, and solely for purposes of determining whether the $150,000 deductible specified in Section 9.2.1 has been satisfied, Adverse Consequences shall be computed in a manner such as to give effect to the federal tax benefit (computed at an assumed tax rate of 34%), if any, resulting from or in connection with the Adverse Consequences that would otherwise (but for the deductible) entitle Purchaser to indemnification. For example, if the Purchaser incurs legal fees of $100,000 that are deductible by Purchaser for federal income tax purposes, then the "Adverse Consequence" would be $66,000. All indemnification payments under this Section IX.B shall be deemed adjustments to the Purchase Price.

         9. Any payment made by the Seller pursuant to its indemnification obligations under Section 8.3.1 or this Section IX.B shall constitute a reduction in the Purchase Price hereunder. Any payment made by the Purchaser pursuant to the Purchaser's indemnification obligations under this Section IX.B shall constitute an addition to the Purchase Price hereunder.

     C. Limitation of Recourse. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section IX.B hereof, and subject to the last sentence hereof and to the provisions of Section 11.13 hereof, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, the Purchaser hereby waives and shall use its reasonable best efforts to cause its Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including, without limitation, any right or remedy under CERCLA or any other Environmental Health and Safety Law), at common law or otherwise. No claim, action or remedy shall be brought or maintained subsequent to the Closing Date by the Purchaser or the Company or their respective Affiliates, successors or permitted assigns against the Seller, and no recourse shall be brought or granted against the Seller, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of the Seller set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud by any such Person (and in the event of fraud, recourse shall only extend to those Persons committing fraud).

     D.     Releases.

         1. The Purchaser and the Company hereby release Earl W. Powell, Phillip T. George, M.D., Anthony F. Bova, Paul Rudovsky, Peter W. Klein, Peter Kacer and Marilyn Kuffner from any and all claims by or liabilities to the Company, whether known or unknown, whether now existing or hereinafter discovered to exist, arising as a result of a breach of their fiduciary duties as officers or directors of the Company, except to the extent that any such breach involved knowing wrongdoing, fraudulent or criminal activity.

         2. The Purchaser and the Company do hereby release Trivest, Inc. ("Trivest") from any and all claims by or liabilities to the Company, whether known or unknown, whether now existing or hereinafter discovered to exist, arising in connection with Trivest's Management Agreement with Atlantis, except to the extent the claim results from knowing wrongdoing, fraudulent or criminal activity on the part of Trivest.


                       ARTICLE VI.

             Modification, Waivers and Termination

     A. Modification. The parties hereto may, by mutual consent, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     B. Waivers. The Purchaser, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of the Seller or waive compliance by the Seller with any of the covenants or conditions of the Seller contained herein, and the Seller, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of the Purchaser or waive compliance by the Purchaser with any of the covenants or conditions of the Purchaser contained herein.

     C. Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

         1. by the Purchaser and the Seller by mutual written consent at any time;

         2. by the Purchaser by giving written notice to the Seller at any time (i) in the event the Seller has breached any of its representations, warranties, covenants or agreements contained in this Agreement (and all prior notices pursuant to Section VI.F) in any material respect, the Purchaser has notified the Seller of the breach and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before November 30, 1996 (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement);

         3. by the Seller by giving written notice to the Purchaser at any time (i) in the event the Purchaser has breached any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before November 30, 1996 (unless the failure results primarily from the Seller itself breaching any of its representations, warranties, covenants or agreements contained in this Agreement); or

         4. by the Seller or by the Purchaser at any time prior to the Closing Date if the Closing shall violate any order, decree or judgment of any court or any Authority having competent jurisdiction.

     D. Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.3, all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party (except as contemplated by the Deposit Escrow Agreement and except for any liability of any party then in breach); provided, however, that the provisions of Section
11.7 and this 10.4 shall remain in full force and effect.


                      ARTICLE VII.

                      Miscellaneous

     A. Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and, except as otherwise specified in writing, shall be given by personally delivery, facsimile transmission, Airborne Express (or other similar courier service) or by registered or certified mail, postage prepaid, return receipt requested (i) if to the Seller, c/o Trivest, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, telecopier:
(305) 858-1629, attention: General Counsel, and (ii) if to the Purchaser, to the address for notices set forth on the signature page hereto (with copies, as applicable, as set forth on such signature page), or to such other addresses as any party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 11.1) to the other. Notice by registered or certified mail shall be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

     B. Entire Agreement. This Agreement and the Confidentiality Letter, dated March 18, 1996, between the Purchaser and Harris Williams & Co. constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to thereto, including, without limitation, the Letter of Intent dated May 21, 1996 among Atlantis Plastics, Inc., and certain Affiliates of Purchaser.

     C. Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party; provided, however, that (i) before the Closing is effected, the Purchaser may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (B) designate one or more of its Affiliates to perform its obligations hereunder (but in any or all of such cases the Purchaser shall nonetheless remain responsible for the performance of all of its obligations hereunder), and (ii) after the Closing is effected, any or all of the rights and interests of the Purchaser hereunder (A) may be assigned to any purchaser of substantially all of the assets of the Purchaser, (B) may be assigned as a matter of law to the surviving entity in any merger of the Purchaser, and (C) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

     D. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     E. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     F. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     G. Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all legal, accounting and other costs and expenses incurred in connection with this Agreement and any of the transactions contemplated hereby on behalf of the Purchaser shall be borne and paid by the Purchaser, and all such costs and expenses incurred on behalf of the Seller shall be borne and paid by the Seller.

     H. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     I. Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

     J. Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.

     K. Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to ever other remedy given hereunder or now or hereafter existing at law or in equity.

     L.     Governing Law; Waiver of Jury Trial; Jurisdiction.

         1. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING
PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED; PROVIDED, HOWEVER, THAT WITH RESPECT TO ANY REAL ESTATE OWNED OR LEASED BY THE COMPANY,
THE DOMESTIC LAWS OF THE STATE WHERE SUCH REAL ESTATE IS LOCATED SHALL GOVERN. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW
OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         2.        EACH PARTY HERETO HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND
EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR
PROCEEDING ARISING HEREUNDER.

         3. The parties to this Agreement agree that any and all actions arising under or in respect of this Agreement shall be litigated exclusively in any federal or state court of competent jurisdiction located in the State of Georgia. By execution and delivery of this Agreement, each party to this Agreement irrevocably submits to the personal and exclusive jurisdiction of such courts for itself, himself or herself and in respect of its, his or her property with respect to such action. Each party to this Agreement agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

     M. Equitable Remedies. The Seller acknowledges and agrees that the Purchaser would not have an adequate remedy at law in the event any of the provisions of Sections 8.6, 8.7 and 8.8 of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, each of the parties hereto agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of Sections 8.6,
8.7 and 8.8 of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it. Neither rescission nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.

     N. Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                        ATLANTIS MOLDED PLASTICS, INC.



                        By:_____________________________


                        PLASTIC CONTAINERS, INC.



                        By:_____________________________


                        REID PLASTICS, INC.



                        By:_____________________________



                        Address for Notices:

                        440 East Huntington Drive
                        Arcadia, California 91006-3776
                        Attention:  President

                        With copies to:

                        Mayer, Brown & Platt
                        1675 Broadway
                        New York, New York  10019
                        Attention:  James B. Carlson